Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-173371, 333-179845, 333-186966, and 333-194619) pertaining to the 2010 Equity Incentive Plan and 2001 Stock Option/Stock Issuance Plan of REVA Medical, Inc. of our report dated March 17, 2014, with respect to the consolidated financial statements of REVA Medical, Inc., for the year ended December 31, 2013, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

San Diego, California
March 30, 2015